Charter Financial Corporation
News Release

FOR IMMEDIATE RELEASE

Contact:	At Dresner Corporate Services
Robert L. Johnson, Chairman & CEO Curt Kollar, CFO	Steve Carr 312-780-7211
706-645-1391	scarr@dresnerco.com
bjohnson@charterbank.net or ckollar@charterbank.net

CHARTER FINANCIAL CORPORATION ANNOUNCES RESULTS OF
STOCK OFFERING, STOCKHOLDER VOTE AND MEMBER VOTE

West Point, Georgia, April 2, 2013 – Charter Financial Corporation, a federal corporation (the “Company”) (Nasdaq Capital: CHFN), announced today that its stockholders and the members of First Charter, MHC (the “MHC”) each approved the plan of conversion and reorganization pursuant to which the MHC will convert to the stock holding company form of organization and Charter Financial Corporation, a Maryland corporation (“Charter Financial”), the proposed stock holding company for CharterBank (the “Bank”), will sell shares of its common stock.

The Company also announced that Charter Financial expects to sell 14,289,429 shares of common stock at $10.00 per share, for gross offering proceeds of $142.9 million in the offering.  All orders for shares of common stock were filled in the subscription and community offerings, including 285,788 shares to be issued to the employee stock ownership plan.  Stifel, Nicolaus & Company, Incorporated (“Stifel”) acted as selling agent in the subscription and community offerings.

Concurrent with the completion of the offering, shares of the Company’s common stock owned by the public will be exchanged for shares of Charter Financial’s common stock so that the Company’s existing stockholders will own approximately the same percentage of Charter Financial’s common stock as they owned of the Company’s common stock immediately prior to the conversion. As a result, stockholders of the Company will receive 1.2471 shares of Charter Financial’s common stock for each share of the Company common stock they own immediately prior to completion of the transaction.  Cash in lieu of fractional shares will be paid at a rate of $10.00 per share. As a result of the offering and the exchange of shares, Charter Financial will have approximately 22,752,682 shares outstanding after giving effect to the transaction.

The transaction is scheduled to close on or about April 8, 2013, at which time the MHC will cease to exist and Charter Financial will become the fully public stock holding company of the Bank.  The shares of common stock sold in the offering and issued in the exchange of Charter Financial are expected to begin trading on the Nasdaq Capital Market on or about April 9, 2013 under the trading symbol “CHFN.”

Direct Registration Statements reflecting the shares purchased in the subscription and community offerings are expected to be mailed to subscribers on or about April 9, 2013.  Stockholders of the Company holding shares in street name will receive shares of Charter Financial common stock and cash in lieu of fractional shares within their accounts.  Stockholders of the Company holding shares in certificated form will be mailed a letter of transmittal on or about April 10, 2013. After submitting their stock certificates and a properly completed letter of transmittal to Charter Financial’s transfer agent, stockholders will receive Direct Registration Statements reflecting their shares of Charter Financial common stock and cash in lieu of fractional shares.

Subscribers can confirm their stock allocations by contacting the Charter Financial Stock Information Center at (877) 821-5778 (toll free).  The Stock Information Center is open weekdays from 10:00 a.m. until 4:00 p.m., Eastern Time.  Alternatively, subscribers may confirm allocations online, at https://allocations.kbw.com.

Stifel is serving as financial advisor to the Company and Charter Financial in connection with the transaction.  Luse Gorman Pomerenk & Schick, P.C. is serving as legal counsel to the Company and Charter Financial.  Silver Freedman & Taff, L.L.P. is serving as legal counsel to Stifel.

Charter Financial Corporation is a savings and loan holding company and the parent company of CharterBank, a growing full-service community bank. CharterBank is headquartered in West Point, Georgia, and operates branches in West Central Georgia, East Central Alabama, and the Florida Gulf Coast. CharterBank’s deposits are insured by the Federal Deposit Insurance Corporation. Investors may obtain additional information about Charter Financial Corporation and CharterBank on the internet at www.charterbk.com under About Us.

This news release contains forward-looking statements within the meaning of the federal securities laws.  Statements in this release that are not strictly historical are forward-looking and are based upon current expectations that may differ materially from actual results.  These forward-looking statements, identified by words such as "will," "expected," "believe," and "prospects," involve risks and uncertainties that could cause actual results to differ materially from those anticipated by the statements made herein.  These risks and uncertainties involve general economic trends and changes in interest rates, increased competition, changes in consumer demand for financial services, the possibility of unforeseen events affecting the industry generally, the uncertainties associated with newly developed or acquired operations, and market disruptions.  Charter Financial Corporation undertakes no obligation to release revisions to these forward-looking statements publicly to reflect events or circumstances after the date hereof or to reflect the occurrence of unforeseen events, except as required to be reported under the rules and regulations of the Securities and Exchange Commission.

A registration statement relating to these securities has been filed with the United States Securities and Exchange Commission.  This press release is neither an offer to sell nor a solicitation of an offer to buy common stock.  The offer will be made only by means of the written prospectus forming part of the registration statement.

The shares of common stock are not savings accounts or savings deposits, may lose value and are not insured by the Federal Deposit Insurance Corporation or any other government agency.